UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 16, 2006

KENDLE INTERNATIONAL INC.
(Exact name of registrant as specified in charter)

Ohio	000-23019	31-1274091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 Vine Street, Suite 1200, Cincinnati, Ohio 45202
(Address of principal executive offices)

(513) 381-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   –   Entry into a Material Definitive Agreement

        On August 16, 2006 (the “Closing Date”), Kendle International Inc. (the “Company”), together with certain of its subsidiaries, entered into a Credit Agreement (the “Credit Agreement”), with various lenders (“Lenders”), UBS Securities LLC, as sole lead arranger and sole bookrunner, UBS Loan Finance LLC, as swingline lender, UBS AG, Stamford Branch, as issuing bank, administrative agent, and as collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and KeyBank National Association, LaSalle Bank N.A. and National City Bank, as co-documentation agents.

        The Credit Agreement provides for a $200.0 million senior secured term loan facility and a $25.0 million senior secured revolving credit facility. The term loan facility matures six years from the Closing Date, while the revolving credit facility matures five years from the Closing Date. The term loan facility was drawn in full by the Company on the Closing Date to finance the acquisition of the Acquired Businesses (as described in Item 2.01 and incorporated herein by reference), and to pay fees, commissions, and expenses in connection with the acquisition. The revolving credit facility is available to provide financing for Permitted Acquisitions, working capital and general corporate purposes. Indebtedness under these facilities will be guaranteed by all of the existing and future direct and indirect subsidiaries of the Company, subject to certain exceptions. The interest rates applicable to the loans under the Credit Agreement, at the Company’s option, are either a U.S. base rate or a LIBOR rate plus a specified margin.

        The Credit Agreement imposes limitations on the ability of the Company and its subsidiaries to incur, assume, or permit additional indebtedness, create or permit liens on their assets, make investments and loans, engage in certain mergers or other fundamental changes, dispose of assets, make distributions or pay dividends or repurchase stock, enter into transactions with affiliates, engage in sale-leaseback transactions and make capital expenditures. In addition, the Credit Agreement requires the Company to comply on a quarterly basis with certain financial covenants, including a maximum total leverage ratio test and a minimum interest coverage ratio test. The Company also must comply with certain reporting requirements and other customary covenants, including compliance with laws and payment of taxes and other obligations.

        In connection with the Company’s acquisition of the Acquired Businesses the Company and Charles River Laboratories International, Inc., a Delaware corporation, entered into a First Amendment to the Stock Purchase Agreement dated as of the Closing Date whereby the parties amended, among other things, the definitions of Working Capital, Current Assets, Current Liabilities, Company, and Company Employees.

        The foregoing description of the Credit Agreement and First Amendment to the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the respective exhibits filed herewith and incorporated herein by reference.

Item 2.01   –   Completion of Acquisition or Disposition of Assets

        On the Closing Date, the Company completed its previously announced acquisition of 100% of the capital stock of Inveresk Research Inc., a Delaware corporation (“Inveresk”), and Charles River Laboratories Clinical Services GmbH, a German limited liability company (together with Inveresk and, together with their subsidiaries, the “Acquired Businesses”). The Company purchased the Acquired Businesses for $215.0 million in cash plus a working capital adjustment in accordance with the terms and conditions of the Stock Purchase Agreement, as amended. As disclosed previously in Item 1.01 of this Report, the purchase price was funded, in part, by the Company’s draw on the term loan credit facility.

        The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Stock Purchase Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Stock Purchase Agreement a copy of which is attached as Exhibit 2.1 to the Form 8-K filed by the Company on May 12, 2006 and is incorporated by reference herein.

Item 2.03   –   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of
a Registrant

        On the Closing Date, the Company incurred an aggregate principal amount of $200.0 million of indebtedness under the term loan facility that is part of the Credit Agreement. The proceeds of such indebtedness were used to finance the acquisition of the Acquired Businesses and to pay fees, commissions, and expenses in connection with the acquisition. The information reported above under Item 1.01 with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 7.01   –   Regulation FD Disclosure.

        On August 16, 2006, the Company issued a press release announcing the completion of its acquisition of the Acquired Businesses. A copy of the press release is attached as Exhibit 99.1. Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (referred to as the Exchange Act), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   –   Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement dated as of August 16, 2006 by and among the Company, certain subsidiary Guarantors, various Lenders, UBS Securitities LLC, as Sole Lead Arranger and Sole Bookrunner, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collaterial Agent, UBS Loan Finance LLC, as Swingline Lender, JPMorgan Chase Bank, N.A., as Syndication Agent, and KeyBank National Association, LaSalle Bank N.A. and National City Bank, as Co-Documentation Agents.

10.2	First Amendment to the Stock Purchase Agreement dated as of August 16, 2006 between the Company and Charles River Laboratories, Inc.

99.1	Press Release dated August 16, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2006	KENDLE INTERNATIONAL INC. BY: /s/Karl Brenkert III —————————————— Karl Brenkert III Senior Vice President-Chief Financial Officer